AGREEMENT

This AGREEMENT (this “Agreement”) is entered into as of this 29th day of August, 2011, by and among Red Oak Partners, LLC, a New York limited liability company, and the persons and entities affiliated with it and listed on the signature pages hereof (“Red Oak”), and RF Industries, Ltd., a Nevada corporation (the “Company”).

WHEREAS, on the date hereof Red Oak is the beneficial owner of approximately 9.19% of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, Red Oak has sent letters to the Company and filed a Schedule 13D with the Securities and Exchange Commission related to Red Oak’s intention to nominate various directors at the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”) for election to the Company’s board of directors (the “Board”), and certain other matters;

WHEREAS, the Company is preparing its proxy statement (the “Proxy Statement”) for the 2011 Annual Meeting, and it has agreed to appoint certain of Red Oak’s designees as directors on the Board and to make certain other governance changes, some of which will be described in the Proxy Statement;

WHEREAS, David Sandberg is the managing member of Red Oak Partners, LLC, the general partner of Red Oak Partners LP and co-manager of Pinnacle Fund LLP and, therefore, the beneficial owner of the shares owned and controlled by the foregoing entities; and

WHEREAS, the Company and Red Oak desire to enter into this Agreement to memorialize their agreements relating to the Red Oak recommendations, the 2011 Annual Meeting, and the Proxy Statement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.   Filing of Proxy Statement; Date of Annual Meeting.  The Company hereby agrees to file the preliminary Proxy Statement with the Securities and Exchange Commission (the “SEC”) by no later than September 5, 2011, and to hold the 2011 Annual Meeting by no later than October 31, 2011.

2.   Appointment of Red Oak Designated Directors to the Board; Resignation of Red Oak Designated Directors.

(a)   Appointment of Red Oak Designated Directors.  The Company agrees that, the Board shall appoint David Sandberg and J. Randall Waterfield as new directors on the Board to fill the vacancies created by the resignations of Robert Jacobs and John Ehret.   The resignations of Messrs. Jacobs and Ehret, and the appointment of Messrs. Sandberg and Mr. Waterfield, will take place, and become effective, upon the earlier of (i) the filing by the Company of its preliminary Proxy Statement with the SEC by the Company, or (ii) the 21st day following the date of this Agreement.  Messrs. Sandberg and J. Randall Waterfield, and their replacements, are herein referred to as the “Red Oak Designated Directors.”

(b)   Resignation of Red Oak Designated Directors.   The parties hereby agree that in the event that the number of shares of Common Stock beneficially owned by Red Oak at any time falls below 5% (but remains above 2.5%) of the then outstanding shares of Common Stock (other than as a result of additional issuances by the Company), Red Oak shall only be entitled to have one Red Oak Designated Director and that Mr. Waterfield (or his successor) shall promptly be requested to tender his resignation.   In the event that Mr. Waterfield refuses to tender his resignation, Mr. Sandberg (or his successor) agrees to promptly tender his resignation.    The parties further agree that in the event that the number of shares of Common Stock beneficially owned by Red Oak at any time falls below 2.5% of the then outstanding shares of Common Stock (other than as a result of additional issuances by the Company), Red Oak shall no longer be entitled to have any Red Oak Designated Directors and both Mr. Sandberg (or his successor) and Mr. Waterfield (or his successor) shall promptly tender their resignations.   Should Mr. Waterfield (or his successor)  refuse to resign after Red Oak’s Common Stock beneficially ownership falls below 2.5%, (i) Red Oak agrees to cooperate in good faith with the Board in obtaining Mr. Waterfield’s resignation, and (ii) the Board shall thereafter not be required to re-nominate Mr. Waterfield  to the Board for election at the 2012 Annual Meeting (as defined below).  The Company agrees that the failure of Mr. Waterfield  to tender his resignation in accordance with this Section 2(b) shall not constitute a breach of this Agreement by Red Oak (provided that Mr. Sandberg complies with the provisions of this Section and Red Oak reasonably cooperates with the Board in obtaining Mr. Waterfield’s resignation).

3.   Board Size; Election of Chairman; Nominating in Proxy Statement.  The Board currently consists of six directors.  The Company hereby agrees that it will not change the number of directors at or prior to the annual meeting of the Company’s stockholders to be held in 2012 (the “2012 Annual Meeting”).  The Board agrees that a Chairman of the Board shall be elected each year within two weeks following the annual meeting of the Company’s stockholders, as is customary with most public reporting companies. The Company and Red Oak hereby agrees that the six nominees to be nominated by the Company for election at the 2011 Annual Meeting and to be included in the Proxy Statement shall consist of Howard Hill, Marv Fink, Darren Clark and William Reynolds (the “Incumbent Directors”) and David Sandberg and Mr. Waterfield  (the two Red Oak Designated Directors).  In the event that David Sandberg and/or Mr. Waterfield  become unavailable for election at the 2011 Annual Meeting or 2012 Annual Meeting, Red Oak shall have the right to designate a replacement for those nominees.  In the event that any of the Incumbent Directors becomes unavailable for election at the 2011 Annual Meeting or the 2012 Annual Meeting, the remaining Incumbent Directors shall have the right to designate a replacement for the Incumbent Director nominee who is unavailable.

4.   Voting Agreement.  Red Oak agrees that it will cause all shares of voting stock beneficially owned by it and its affiliates to be present for quorum purposes and to be voted at the 2011 Annual Meeting and 2012 Annual Meeting (a) in favor of each of those individuals listed in Section 3 of this Agreement, and (b) in favor of any proposal explicitly contemplated herein.  The Board hereby agrees that, in the proxy statements for the 2011 Annual Meeting and the 2012 Annual Meeting it will recommend a vote “FOR” the six persons in Section 3 above.

5.   Board Committees; Board Meetings.

(a)   Strategic Committee.  The Company agrees to: (i) create a newly formed Strategic Committee (as defined below) no later than the date that the Red Oak Nominated Directors are appointed to the Board of Directors, and (ii) that at such time as Mr. Sandberg is appointed to the Board, Mr. Sandberg shall also be appointed by the Board to serve as the Chairman of the Strategic Committee of the Board (the “Strategic Committee”) and shall continue to serve as Chairman of the Strategic Committee through at least the first Board meeting following the 2012 Annual Meeting.  The Company agrees that the Strategic Committee be charged with the following responsibilities: (i) review of all existing and future strategic alternatives for the Company and its businesses, including an assessment of the Company’s Radiomobile unit which assessment shall occur during the first meeting of the Strategic Committee which is expected within one week following the 2011 Annual Meeting, (ii)  review of all existing, planned and future M&A activity, and (iii) assess existing and projected cash needs of the Company and whether additional capital may be returned to the Company’s stockholders, and make proposals to the Board with respect to each of the foregoing matters.  The Company further agrees that, the Board shall appoint J. Randall Waterfield, Marv Fink and William Reynolds to serve as the remaining members on the Strategic Committee.  The Company agrees that no new M&A transactions, rights plans or restructurings will be approved prior to the appointment of Mr. Sandberg as Chairman of the Strategic Committee.  The charter for the Strategic Agreement shall provide that such committee shall, unless otherwise unanimously agreed by the Board of Directors: (i) not be dissolved prior to the 2013 Annual Meeting (as defined below), (ii) comprised exclusively of independent directors, and (iii) permit any independent director to be a member of such committee.

(b)   Compensation Committee.  The Company agrees that, at such time as Mr. Waterfield is appointed to the Board and subject to his acceptance, Mr. Waterfield shall also be appointed by the Board to serve as the Chairman of the Compensation Committee of the Board (the “Compensation Committee”) and Mr.Waterfield (or his successor) shall continue as Chairman through at least the first meeting of the Board following the 2012 Annual Meeting.  The Company further agrees that, the Board shall appoint David Sandberg, Marv Fink and William Reynolds to serve as the remaining members on the Compensation Committee through at least the first meeting of the Board following the 2012 Annual Meeting.  The Company and Red Oak agree that the duties of the Compensation Committee shall be limited to making recommendations regarding: (i) the compensation payable to the Company’s principal executive officers, including all employees whose salaries are publicly disclosed in the Company’s SEC reports and (ii) the Company’s bonus and incentive programs for the Company as a whole. The parties also agree that the Compensation Committee shall not be involved with setting the compensation of middle management and lower level employees.  The Company agrees that prior to the appointment of Mr. Sandberg as Chairman of the Compensation Committee: (i) no additional Compensation Committee meetings will be held and (ii) no additional employee or executive compensation awards will be granted.  The charter for the Compensation Agreement shall provide that such committee shall, unless otherwise unanimously agreed by the Board of Directors: (i) not be dissolved prior to the 2013 Annual Meeting, (ii) comprised exclusively of independent directors, and (iii) permit any independent director to be a member of such committee.

(c)   Other Committees.  The Company hereby agrees that all current and future committees of the Board (including the Audit Committee, the Nominating Committee, the Compensation Committee, and the Strategic Committee) shall until at least the 2012 Annual Meeting be comprised of at least 50% Red Oak Designated Directors, unless at such time Red Oak is only entitled to appoint one Red Oak Designated Director, in which case such committees shall be comprised of at least 33% Red Oak Designated Directors.  Red Oak agrees that, following the appointment of the Red Oak Designated Directors and continuing until the 2012 Annual Meeting, the Chairman of the Audit Committee shall be Mr. Reynolds or his successor.  The Company agrees to create a Nominating and Governance Committee (the “Nominating Committee”) and to appoint Mr. Fink as the Chairman of that committee to serve until at least the 2012 Annual Meeting.

(d)   Quarterly Meeting in New York.   The Company agrees to use its best efforts to ensure that at least one quarterly meeting of the Board of Directors is held in New York prior to the 2012 Annual Meeting so that the Board of Directors may visit the Cables Unlimited facility in person as a group.

6.   Investor Relations Matters.

(a)   Investor Relations Firm.  The Company agrees that it will review and re-evaluate its arrangements with Neil Berkman Associates, the Company’s investor relations firm, to determine whether the Company should continue its current arrangements with that firm.  The foregoing determinations shall be made by no later than June 30, 2012.  Furthermore, the Company agrees that the total amount of fees it will pay to Neil Berkman Associates, on a cumulative basis during the period commencing on July 1, 2011 and ending on June 30, 2012, shall not exceed $53,000.  The Company agrees that any decision to retain Neil Berkman Associates or any other investor relations firm following June 30, 2012 will require the affirmative vote of, and approval by a majority of the Board of Directors.

(b)   Earnings Calls.  The Company further agrees that, commencing with the public announcement of the Company’s earnings for the third fiscal quarter ending July 31, 2011 and continuing thereafter through the expiration of this Agreement, the Company shall hold regular quarterly earnings conference calls that are open to all investors and that permit participation by investors.

(c)   Timely Filings.  The Company agrees to use its best efforts to ensure that all reports and filings required by the SEC be filed in a timely and accurate manner, consistent in all material respects with the rules and regulations promulgated by the SEC; including without limitation Section 16 reporting under the Exchange Act (e.g. Form 4) and Current Reports on Form 8-K, within the applicable deadlines.

7.   Director Compensation/Stock Ownership Guidelines.

(a)   Director Compensation.   The Company and Red Oak agree that in order to properly compensate directors for their services on the Board, and to attract future qualified directors, the compensation paid to the directors on the Board should be increased.  Accordingly, the Company and Red Oak agree that at the first meeting of the Board following the appointment of the Red Oak Designated Directors, the directors shall in good faith review and benchmark Board compensation levels and propose any changes to Board compensation that the directors deem appropriate as a result of such review.   Changes to the Board’s compensation to be considered at that meeting shall include increasing the annual retainer, paying directors a fee for each meeting attended in person, paying the directors a fee for each meeting attended telephonically, adjusting the number of stock options granted annually to the directors, and compensating the directors for their services as either chairmen or members of the Board’s various committees.  The parties acknowledge and agree that foregoing provisions of this Section are intended to better enable the Company to attract high quality members to the Board of Directors and not for the personal benefit of Mr. Sandberg or any other existing member of the Board of Directors.  In furtherance of the foregoing, David Sandberg hereby voluntarily agrees to forgo any such fees as follows: (i) with respect to serving on the Board of Directors generally, Mr. Sandberg agrees to forgo any such fees connected therewith (other than travel and other reasonable reimbursement) for the first year of service and (ii) with respect to chairing the Strategic Committee, Mr. Sandberg agrees to indefinitely forgo any additional compensation he may be entitled to as a result of such chairmanship (other than travel and other reasonable reimbursement).  The parties hereto agree that, in order to induce Mr. Watefield to serve on the Board, Mr. Waterfield’s compensation for his services as a member of the Board and its various committees shall consist of the following:  (i)  Mr. Watefield shall receive an annual fee of $15,000 for serving as a director on the Board, (ii) an annual fee of $3,000 for each committee of the Board on which he serves as the Chairman, and (iii) a fee of $500 for each Board meeting Mr. Waterfield attends in person, and a fee of $250 for each telephonic meeting that Mr. Waterfield attends.  The foregoing fees shall be paid in accordance with the Company’s normal schedule for paying directors.  Mr. Waterfield’s total annual cash compensation shall be capped at $25,000.  The Board may, but shall not be obligated to grant Mr. Waterfield  options to purchase shares of Common Stock as part of Mr. Waterfield’s Board compensation.

(b)   Common Stock Ownership.  The Company and Red Oak agree that ownership by the directors of the Company’s Common Stock further aligns the interests of the directors with the interests of the stockholders and, therefore, that the Board should encourage directors to own shares of Common Stock having a market value (based on the closing price of the Common Stock as of the date of the last annual meeting of stockholders) of at least $35,000 (the “Requisite Stock Ownership”).  The parties hereto acknowledge that all of the Incumbent Directors currently satisfy this stock ownership guideline, and that Mr. Sandberg, as the beneficial owner of the shares of Common Stock owned by Red Oak, also satisfies this guideline.  The parties hereto agree that Mr. Waterfield and all future directors who are nominated to the Board, shall be encouraged to acquire the suggested number of shares within the first year of their service on the Board and all incumbent Directors will be required to maintain at least the Requisite Stock Ownership  during their tenure on the Board, or their re-nomination will be negatively influenced by their failure to own $35,000 of Common Stock.  The Company and Red Oak agree that the charter of the Nominating Committee will provide that (i) the considerations used by the Nominating Committee to evaluate the candidates for election to the Board shall include, among the various other factors, the number of shares of Common Stock owned by a candidate (and the value of such shares), and (ii) the Nominating Committee should disfavor the re-nomination of any current director who owns less than $35,000 of shares of Common Stock.  Notwithstanding the foregoing, the Company and Red Oak agree that the failure of a director to own $35,000 of Common Stock shall not be grounds for disqualification, but shall merely be considered as a significant factor in evaluating the overall qualifications of any director nominee and, therefore, that directors may continue to be nominated, and may continue to serve on the Board even if they do not own the suggested amount of shares.

8.   Standstill Agreement.

(a    Standstill Period.  During the period from the date of this Agreement through the date of the 2012 Annual Meeting (the “Standstill Period”), for so long as the Company remains in material compliance with all of its obligations hereunder, Red Oak will not, and will cause its affiliated entities, not to:

i.           solicit proxies or written consents of stockholders, or any other person with the right to vote or power to give or withhold consent in respect of the Common Stock, or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Common Stock or any other person with the right to vote or power to give or withhold consent in respect of the Common Stock, other than as approved by a majority of the Board;

ii.           make, or in any way participate or engage in any “solicitation” of any proxy, consent or other authority to vote any Common Stock, with respect to any matter;

iii.           seek to place a representative on the Board (other than as provided herein with respect to the Red Oak Directors) or seek the removal of any director from the Board (except as contemplated by this Agreement);

iv.           become a participant in any contested solicitation against the Company, including without limitation relating to the removal or the election of directors proposed by the Company;

v.           initiate, propose or otherwise solicit stockholders for the approval of any stockholder proposal with respect to the Company (other than a proposal that the Board has recommended that the Company’s stockholders vote to approve);

vi.           cause to be voted any Common Stock that Red Oak has the right to vote (or direct the vote) in a manner other than in accordance with the recommendation of the Board with respect to (i) the election or removal of directors; and (ii) stockholder proposals;

vii.           without the prior written consent of the Company, form, join or in any way participate in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, or otherwise support or participate in any effort by a third party with respect to the matters set forth in paragraphs (i) – (v) of this Section 8(a), or deposit any Common Stock in a voting trust or subject any Common Stock to any voting agreement (other than as contemplated herein);

viii.           either directly or indirectly for itself or its affiliates, or in conjunction with any other person or entity in which it proposes to be either a principal, partner or financing source, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, (i) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates; or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates; provided, however that nothing herein shall limit the rights or activities of the Red Oak Designated Directors acting in their capacity as directors; provided, further however, the restrictions contained in this subsection (viii) shall not be applicable to any such transaction or process approved by a majority of the Board of Directors;

ix.           enter into any arrangements, understanding or agreements relating to the Company (whether written or oral) with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement relating to the Company with, any other person that Red Oak knows or has reason to know engages, or offers or proposes to engage, in any of the activities or transactions referenced in the foregoing paragraphs of this Section 8(a); or

x.           take or intentionally cause or actively induce others to take any action directly inconsistent with any of the foregoing.

(b)   Director Voting Restrictions.  During the Standstill Period, in the event that David Sandberg or Red Oak seeks to acquire the Company (by way of merger, tender offer or otherwise) or the foregoing are part of any group seeking such, David Sandberg agrees to either: (a) recuse himself from voting on such matter as a member of the Board or (b) if necessary to obtain a quorum, shall participate in such Board meeting such that a quorum exists and then subsequently abstain from voting on such matter.

(c)   Termination of Standstill.  Notwithstanding Section 8(a) above, if the Company fails to comply with the terms of this Agreement, and such failure continues uncured for five business days after written notice of such failure is delivered to the Secretary of the Company, then the Standstill Period shall immediately cease as of the expiration of such five day period.

9.   Compliance by Red Oak Affiliates.  Red Oak agrees it will use its best efforts to cause its affiliates to comply with the terms of this Agreement.  Notwithstanding the foregoing, the Company acknowledges and agrees that Red Oak has expressed concern relating to certain employment agreements (the “Executive Employment Agreements”) that the Company entered into on August 22, 2011 with the Company’s CEO and President/CFO.  While Red Oak does not object to the compensation paid under the Executive Employment Agreements, Red Oak does not agree with the manner in which “Change of Control” is defined for certain “change of control payments” that are payable to the CEO and President/CFO under the Executive Employment Agreements (the “Payment Provisions”).  Therefore, notwithstanding anything contained herein to the contrary, neither Red Oak nor the Red Oak Designated Directors shall be required to support or vote in favor of such Employment Agreements for so long as they contain such Payment Provisions; provided, however, Red Oak agrees not to commence any stockholder action or lawsuit against the Company or the Directors as a result of any approval of such Employment Agreements containing such Payment Provisions.

10.   Board Observer Rights.   Commencing with the date of this Agreement and continuing until the date that the Red Oak Designated Directors are appointed to the Board, the Company shall invite Mr. Sandberg to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Mr. Sandberg shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude Mr. Sandberg from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

11.   Public Information.

(a)   Press Release.  Promptly following the execution of this Agreement, the Company and Red Oak shall jointly issue a mutually agreeable press release announcing the terms of this Agreement, substantially in the form attached hereto as Exhibit A, and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the press release.

(b)   Non-Disparagement.  During the period beginning on the date hereof and ending on the date that is ninety days prior to the anticipated annual stockholders meeting for 2013, neither the Company, the members of the Company’s Board, nor Red Oak, nor any of their respective affiliates will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its affiliates, which disparages such party or any of its affiliates, including as individuals (provided that each party, after consultation with counsel, may make any disclosure that it determines in good faith is required to be made under applicable law).

12.   Fiduciary Obligations.  The provisions of Section 8 and 11(b) are not intended to impede, obstruct or otherwise interfere with any individual’s fiduciary obligations with respect to the stockholders of the Company in that individuals capacity as an officer or director of the Company.  Hence, notwithstanding anything contained in this Agreement to the contrary, a party hereto shall not be deemed to be in breach of its obligations hereunder as a result of any action or inaction taken by an individual which was taken based upon advice of legal counsel to fulfill such fiduciary obligations.

13.   Corporate Governance.  All terms and provisions in this Agreement involving corporate governance and the duties and obligations of the Board or the Company are intended to be binding on the Board and the Company to the maximum extent permitted by Nevada (Nevada Revised Statutes governing corporations), any NASDAQ or SEC rule or regulation applicable to the Company, or any applicable case law pertaining thereto (as based upon advice of counsel) (collectively, "Applicable Law").  However, in the event that any term or provision in this Agreement is found to directly conflict or violate Applicable Law, such term or provision shall be limited and interpreted in a manner as minimally necessary so as to avoid such conflict or violation of Applicable Law.  In the event a conflict or violation of law is determined to exist under this Section and, as a result, the offending provision is deleted or amended, the conflict or violation shall not be deemed a violation or breach of this Agreement by the Company, but shall release Red Oak from the performance of its obligations to the extent such application of this Section materially adversely effects the benefits and consideration Red Oak expected to receive hereunder.

14.   Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and Red Oak, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

15.   Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

16.   Expiration of Agreement.  This Agreement shall automatically expire and terminate immediately prior to the annual stockholder meeting held in 2013.

17.   Counterparts.  This Agreement may be executed in any number of counterparts, which may be exchanged by PDF or facsimile each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  This Agreement shall become effective when duly executed by each party hereto.

18.   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

19.   Governing Law.  This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in all respects, including validity, interpretation and effect, in accordance with the laws of Nevada, applicable to contracts executed and to be performed wholly within such state without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state courts in Nevada in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state or federal courts in Nevada, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law.

20.   Construction.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Next page is the signature page.]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first written above.

RF INDUSTRIES, LTD.

By:	/s/ Howard Hill
Name: Howard Hill Title: Chief Executive Officer

THE RED OAK FUND, LP

By:	Red Oak Partners, LLC, its general partner

By: /s/ David Sandberg
Name: David Sandberg Title: Managing Member

RED OAK PARTNERS, LLC

By:	/s/ David Sandberg
Name: David Sandberg Title: Managing Member

PINNACLE PARTNERS, LLP

By:	Red Oak Partners, LLC, its general partner

By: /s/ David Sandberg
Name: David Sandberg Title: Managing Member

PINNACLE FUND, LLLP

By:	Red Oak Partners, LLC, its general partner

By: /s/ David Sandberg
Name: David Sandberg Title: Managing Member

DAVID SANDBERG

By:	/s/ David Sandberg
Name: David Sandberg